Exhibit 99.1

For Immediate Release                                                                                                                                 Media Contact
Dick Parsons
 (949) 234-1999
dickparsons@seychelle.com

Seychelle Reports Earnings Tripled for First Qtr ended 5-31-13 Vs Prior Year

Receives over $450,000 in new orders for US pH roll-out and overseas expansion

SAN JUAN CAPISTRANO, Calif. -- (BUSINESS WIRE) –  July 15, 2013 – Seychelle Water Filtration Products, a DBA of Seychelle Environmental Technologies, Inc. (Seychelle) (OTCQB: SYEV), a worldwide leader in the development, assembly and sale of proprietary portable water filtration bottles made several announcements today relating to its most recent quarter’s end.  For the First Quarter ended May 31, 2013, Revenue was $1,566,057 compared to $898,009 in the prior year, an increase of $668,048 (+74.3%)  In addition, Net Income after taxes of $202,314 was an increase of $297,755 (+305.5%) compared to the prior year’s Net Income after taxes of ($97,441). This more than triples the Net Income over prior year.

Dick Parsons, Chief Executive Officer, announced that “While Revenue was up over prior year by 74.3%, Net Income more than tripled as a result of several circumstances occurring during the quarter. Sales of higher margin new products, bottles and replacement filters contributed to this increase. Our pH products roll-out in the US and Canada is now set for August, and our Exclusive Distribution partner placed orders of $239,000 for additional products to compliment the line. Further, we will be making presentations to major retail and wholesale customers in Mexico this month for some of our advanced filter products in concert with the US Embassy Business Development Group headquartered in Mexico City. We have also taken steps to evaluate possible expansion into Brazil, Peru and other South American countries later this year.

“Additionally, a large faith-based TV ministry continues to offer its congregation a variety of Seychelle water filtration products for everyday use, and emergency preparedness; including our new 20 oz pull top bottle with radiological filters, stainless steel bottles and advanced filter systems. They have placed new orders for over $200,000 in the last 30 days.

“Our new Fill 2 Pure retail packaging should be completed in 30 days, and we will be aggressively pursuing distribution opportunities in the US, China, South Korea, UK, Germany, Japan, Australia and New Zealand. Selected retailers in the US have seen the initial designs and have shown positive interest in carrying the line.“

Carl Palmer, Founder, President and Chairman stated that “Interest continues to build for our radiological filter line of products. Recent articles have shown that the Fukushima nuclear meltdown may have a very negative effect on young children in Hawaii and the US West Coast where they may be 28 percent more likely to develop congenital hypothyroidism than before the 2011 incident. Seychelle radiological filters remove up to 99.99% of contaminants such as Radium, Uranium, Plutonium and Cesium 137 and are currently being sold in several countries including the US. We have new inquiries from retailers in Hawaii, Pakistan, Germany, India and South Korea, and will have a major marketing and sales program starting in Japan in the third quarter of this year.

Costco currently carries several of our filtration systems on-line. At their invitation, we are now talking about several new products and programs which could be offered on-line as well as in all their US retail stores. We continue to have discussions with other major retail customers on several of our new products under development.”

With Seychelle portable water filtration, consumers can drink, with complete confidence, perfectly filtered water that is great-tasting from a variety of sources – the tap, rivers, streams, ponds or creeks.  The regular filter works for water from the tap while the standard and advanced filters are needed for most outdoor uses. The proprietary Seychelle Ionic Adsorption Micron Filtration (IAMF) has been tested extensively by Independent Government Laboratories in the US and throughout the world to strict EPA/ANSI protocols and NSF Standards 42 and 53 by Broward Testing Laboratories.

“Perfectly Filtered Water

For a Great Taste and a Healthier Life”

Note to Investors

This press release may contain certain forward-looking information about the Seychelle’s business prospects/projections.  These are based upon good-faith current expectations of Seychelle’s management.  Seychelle makes no representation or warranty as to the attainability of such assumptions/projections. Investors are expected to conduct their own investigation with regard to Seychelle.  Seychelle assumes no obligation to update the information in this press release. For more information, please visit www.seychelle.com  or call (949) 234-1999.